Exhibit (10)(t)

Marshall & Ilsley Corporation 770 North Water Street PO Box 2035 Milwaukee, WI 53201-2035 414 765-7801 mibank.com

February 17, 2010

Mr. Mark F. Furlong

Marshall & Ilsley Corporation

770 North Water St.

Milwaukee, Wisconsin 53202

Dear Mark,

The purpose of this letter is to amend our letter agreement of December 21, 2006 (the “Letter Agreement”) providing you with a supplemental executive retirement benefit (the “SERP”). This amendment is necessary given the restructuring of your compensation for 2010 and any future years that Marshall & Ilsley Corporation (“M&I”) remains a participant in the U.S. Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP”). All capitalized terms used herein which are not otherwise defined will have the same meaning as in the Letter Agreement.

Currently, the Letter Agreement provides that you will receive a Monthly Benefit equal to a percentage of your Compensation. Compensation is defined in the Letter Agreement to mean the average of your base salary and short-term incentive (unreduced for any deferrals) for the five highest years in the last ten years of employment with M&I. Because of limitations contained in the Interim Final Rule which governs compensation and benefits paid to certain executives of TARP recipients, you are receiving an enhanced base salary (consisting of a cash component and a stock salary component) and no short-term incentive opportunity. Including your entire base salary in the calculation of your SERP during the time that M&I is a TARP recipient would increase your SERP above the intended level at the time the Letter Agreement was entered into.

Therefore, you and the Company hereby agree that the reference in the definition of Compensation to “base salary” means, for those fiscal years starting with 2010 that M&I is a TARP recipient, your annual cash salary plus a portion of your stock salary equal to 120% of your annual cash salary (unreduced for any deferrals). If M&I repays the TARP funds such that you receive a short-term incentive as well as stock salary in a fiscal year, we will mutually agree in writing to a formula for computing Compensation for that fiscal year which is consistent with the intent behind the SERP.

If this amendment is agreeable to you, please sign in the space set forth below for this purpose.

Very truly yours,

/s/ Paul J. Renard
Paul J. Renard, Senior Vice President

The foregoing is acceptable to me.

/s/ Mark F. Furlong	2/17/10
Mark F. Furlong	Date